State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                         Filed 09:00 AM 10/24/02
                                                             020658533 - 2324794


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               QCR HOLDINGS, INC.


QCR Holdings, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended, does hereby certify that:

1.   The name of the Corporation is: QCR Holdings, Inc.

2. The first sentence of Article XII of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          The number of directors constituting the entire board of directors shall not be less than three nor more than twelve as fixed from time to time by resolution of not less than 80% of the number of directors which immediately prior to such proposed change had been fixed, in the manner prescribed herein, by the board of directors of the corporation, provided, however, that the number of directors shall not be reduced as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire board of directors shall be nine until otherwise fixed as described immediately above.

3. The following provision is hereby added to the Certificate of Incorporation of the Corporation as a new Article XVI to read in its entirety as follows:

                                   ARTICLE XVI

                            NON-STOCKHOLDER INTERESTS

          In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of the Corporation or any subsidiary, to merge or consolidate with the Corporation or any subsidiary or to purchase or otherwise acquire all or substantially all of the assets of the Corporation or any subsidiary, the board of directors of the Corporation may consider all of the following factors and any other factors which it deems relevant: (A) the adequacy of the amount to be paid in connection with any such transaction; (B) the social and economic effects of the transaction on the Corporation and its subsidiaries and the other elements of the communities in which the Corporation or its subsidiaries operate or are located; (C) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; (D) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (E) any antitrust or other legal or regulatory issues which may be raised by any such transaction."

4. The amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of the 23rd day of October, 2002.

                                            QCR HOLDINGS, INC.

                                            By:  /s/ Douglas M. Hultquist
                                                 -------------------------------
                                                 Douglas M. Hultquist, President


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